EXHIBIT 99.1

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ITT elects Nicholas C. Fanandakis to its Board of Directors

WHITE PLAINS, N.Y., Oct. 20, 2016 – ITT Inc. (NYSE: ITT) announced today that it has elected Nicholas C. Fanandakis to its Board of Directors. Fanandakis, 59, is the Executive Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Co. (DuPont).

Fanandakis formerly served as Group Vice President of DuPont Applied BioSciences and Vice President of Corporate Plans, as well as in a variety of operational, marketing and product management roles in the Petrochemicals, Chemical & Pigments, Specialty Chemicals and Industrial Solutions areas.

“We are extremely pleased to have Nick join our Board of Directors,” said ITT Chief Executive Officer and President Denise Ramos. “Given his deep insight in the industrial market space from more than 35 years with DuPont and his significant experience as a chief financial officer, Nick will bring a unique perspective that will help ITT continue to drive long-term growth in our key global end markets.”

Fanandakis serves on the Board of Directors of FTI Consulting Inc., where he is chairman of the Audit Committee.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2015 revenues of $2.5 billion. For more information, visit www.itt.com.